Exhibit 7.1

Todd C. Amsdell	20935 Avalon Drive Rocky River, Ohio 44116 Tel: (216) 337-0234

February 26, 2009
VIA EMAIL
William M. Diefenderfer III
Chairman of the Board of Trustees
U-Store-It Trust
460 E. Swedesford Road
Suite 3000
Wayne, PA 19087
Attn: Corporate Secretary

Re:	Withdrawal of Nomination for Trustees of U-Store-It Trust
Dear Bill:
This letter is to confirm that I am respectfully withdrawing the nomination of myself and David P. Horton for election to the Board of Trustees of U-Store-It Trust, made pursuant to my letter dated December 30, 2008.
Sincerely,

/s/ Todd C. Amsdell
Todd C. Amsdell

cc:	Christopher P. Marr Timothy M. Martin John A. Goode Harold S. Haller